                                                                     EXHIBIT 2.1







                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF APRIL 4, 2001


                                  BY AND AMONG


                             SUIZA FOODS CORPORATION


                           BLACKHAWK ACQUISITION CORP.


                                       AND


                               DEAN FOODS COMPANY

                                TABLE OF CONTENTS

                                                                                                           Page No.
                                                                                                           --------


ARTICLE I THE MERGER..............................................................................................1

   SECTION 1.01.        THE MERGER................................................................................1
   SECTION 1.02.        CLOSING; CLOSING DATE; EFFECTIVE TIME.....................................................2
   SECTION 1.03.        EFFECT OF THE MERGER......................................................................2
   SECTION 1.04.        CERTIFICATE OF INCORPORATION; BYLAWS......................................................2
   SECTION 1.05.        DIRECTORS AND OFFICERS....................................................................2

ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES....................................................2

   SECTION 2.01         MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES...........................2
   SECTION 2.02         TREATMENT OF STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS..................................5
   SECTION 2.03.        EXCHANGE AND SURRENDER OF CERTIFICATES....................................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................8

   SECTION 3.01.        ORGANIZATION AND QUALIFICATION; SUBSIDIARIES..............................................8
   SECTION 3.02.        CHARTER AND BYLAWS........................................................................9
   SECTION 3.03.        CAPITALIZATION............................................................................9
   SECTION 3.04.        AUTHORITY................................................................................10
   SECTION 3.05.        NO CONFLICT; REQUIRED FILINGS AND CONSENTS...............................................10
   SECTION 3.06.        PERMITS; COMPLIANCE......................................................................11
   SECTION 3.07.        SEC FILINGS; FINANCIAL STATEMENTS........................................................11
   SECTION 3.08.        ABSENCE OF CERTAIN CHANGES OR EVENTS.....................................................12
   SECTION 3.09.        NO UNDISCLOSED LIABILITIES...............................................................12
   SECTION 3.10.        ABSENCE OF LITIGATION....................................................................12
   SECTION 3.11.        EMPLOYEE BENEFIT PLANS; LABOR MATTERS....................................................13
   SECTION 3.12.        TAXES....................................................................................15
   SECTION 3.13.        AFFILIATES...............................................................................16
   SECTION 3.14.        CERTAIN BUSINESS PRACTICES...............................................................16
   SECTION 3.15.        ENVIRONMENTAL MATTERS....................................................................16
   SECTION 3.16.        VOTE REQUIRED............................................................................18
   SECTION 3.17.        BROKERS..................................................................................18
   SECTION 3.18.        TAKEOVER PROVISIONS......................................................................18
   SECTION 3.19.        INSURANCE................................................................................19
   SECTION 3.20.        CERTAIN MATERIAL CONTRACTS...............................................................19
   SECTION 3.21.        PRINCIPAL CUSTOMERS AND SUPPLIERS........................................................19
   SECTION 3.22.        INTELLECTUAL PROPERTY....................................................................20
   SECTION 3.23.        OPINION OF FINANCIAL ADVISOR.............................................................20
   SECTION 3.24.        RIGHTS AGREEMENT.........................................................................20
   SECTION 3.25.        INFORMATION SUPPLIED.....................................................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............................................21

   SECTION 4.01.        ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.............................................21
   SECTION 4.02.        CHARTER AND BYLAWS.......................................................................22
   SECTION 4.03.        CAPITALIZATION...........................................................................22
   SECTION 4.04.        AUTHORITY................................................................................23
   SECTION 4.05.        NO CONFLICT; REQUIRED FILINGS AND CONSENTS...............................................23
   SECTION 4.06.        PERMITS; COMPLIANCE......................................................................23
   SECTION 4.07.        SEC FILINGS; FINANCIAL STATEMENTS........................................................24
   SECTION 4.08.        ABSENCE OF CERTAIN CHANGES OR EVENTS.....................................................24
   SECTION 4.09.        NO UNDISCLOSED LIABILITIES...............................................................25
   SECTION 4.10.        ABSENCE OF LITIGATION....................................................................25
   SECTION 4.11.        EMPLOYEE BENEFIT PLANS; LABOR MATTERS....................................................25
   SECTION 4.12.        TAXES....................................................................................27
   SECTION 4.13.        CERTAIN BUSINESS PRACTICES...............................................................28
   SECTION 4.14.        ENVIRONMENTAL MATTERS....................................................................28
   SECTION 4.15.        VOTE REQUIRED............................................................................30
   SECTION 4.16.        BROKERS..................................................................................30
   SECTION 4.17.        TAKEOVER PROVISIONS......................................................................30
   SECTION 4.18.        INSURANCE................................................................................30
   SECTION 4.19.        CERTAIN MATERIAL CONTRACTS...............................................................30
   SECTION 4.20.        PRINCIPAL CUSTOMERS AND SUPPLIERS........................................................31
   SECTION 4.21.        INTELLECTUAL PROPERTY....................................................................31
   SECTION 4.22.        OPINION OF FINANCIAL ADVISORS............................................................32
   SECTION 4.23.        RIGHTS AGREEMENT.........................................................................32
   SECTION 4.24.        COMMITMENT LETTERS.......................................................................32
   SECTION 4.25.        INFORMATION SUPPLIED.....................................................................32
   SECTION 4.26.        MERGER SUB OPERATIONS....................................................................33

ARTICLE V COVENANTS..............................................................................................33

   SECTION 5.01.        AFFIRMATIVE COVENANTS OF THE COMPANY.....................................................33
   SECTION 5.02.        NEGATIVE COVENANTS OF THE COMPANY........................................................33
   SECTION 5.03.        AFFIRMATIVE AND NEGATIVE COVENANTS OF PARENT AND MERGER SUB..............................36
   SECTION 5.04.        NON-SOLICITATION.........................................................................37
   SECTION 5.05.        ACCESS AND INFORMATION...................................................................39
   SECTION 5.06.        APPROPRIATE ACTION; CONSENTS; FILINGS....................................................40
   SECTION 5.07.        PUBLIC ANNOUNCEMENTS.....................................................................42
   SECTION 5.08.        NYSE LISTING.............................................................................42
   SECTION 5.09.        EMPLOYEE BENEFIT PLAN....................................................................42
   SECTION 5.10.        NAME OF PARENT...........................................................................44
   SECTION 5.11.        BOARD OF DIRECTORS OF PARENT.............................................................44
   SECTION 5.12.        TAX TREATMENT............................................................................44
   SECTION 5.13.        REASONABLE BEST EFFORTS..................................................................44

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................................45


                                      -ii-

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
   SECTION 6.01.        MEETING OF STOCKHOLDERS..................................................................45
   SECTION 6.02.        PREPARATION OF PROXY STATEMENT...........................................................45
   SECTION 6.03.        INDEMNIFICATION..........................................................................47

ARTICLE VII CLOSING CONDITIONS...................................................................................47

   SECTION 7.01.        CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT.............................47
   SECTION 7.02.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PARENT AND MERGER SUB........................48
   SECTION 7.03.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY......................................49

ARTICLE VIII TERMINATION.........................................................................................50

   SECTION 8.01.        TERMINATION..............................................................................50
   SECTION 8.02.        EFFECT OF TERMINATION....................................................................51
   SECTION 8.03.        FEES AND EXPENSES........................................................................52

ARTICLE IX GENERAL PROVISIONS....................................................................................53

   SECTION 9.01.        NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...............................53
   SECTION 9.02.        NOTICES..................................................................................53
   SECTION 9.03.        CERTAIN DEFINITIONS......................................................................54
   SECTION 9.04.        HEADINGS AND TABLE OF CONTENTS...........................................................55
   SECTION 9.05.        SEVERABILITY.............................................................................55
   SECTION 9.06.        ENTIRE AGREEMENT.........................................................................55
   SECTION 9.07.        ASSIGNMENT, BINDING EFFECT...............................................................55
   SECTION 9.08.        INTERPRETATION...........................................................................56
   SECTION 9.09.        SPECIFIC PERFORMANCE.....................................................................56
   SECTION 9.10.        AMENDMENT................................................................................56
   SECTION 9.11.        WAIVER; REMEDIES CUMULATIVE..............................................................56
   SECTION 9.12.        GOVERNING LAW............................................................................57
   SECTION 9.13.        COUNTERPARTS.............................................................................57


EXHIBITS:

Exhibit 5.06(d)            Certain Properties
Exhibit 7.02(d)(1)         Tax Opinion Back-up Certificate (Parent)
Exhibit 7.02(d)(2)         Tax Opinion Back-up Certificate (Company)


SCHEDULES:

Company Disclosure Schedule
Parent Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2001 (this "Agreement"), is by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), Blackhawk Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Dean Foods Company, a Delaware corporation (the "Company").

         WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), will merge with and into Merger Sub (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (the "Company Common Stock") will be converted into the right to receive the merger consideration set forth herein;

         WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable, fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Parent has determined that the Merger is advisable, fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement (including Section 2.01(b)), and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02), the Company will be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Dallas, Texas as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VII, or at such other date, time and place as Parent and the Company may agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, being the "Effective Time").

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation and thereafter will continue to be its certificate of incorporation until amended as provided therein and pursuant to Delaware Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation and thereafter will continue to be its bylaws until amended as provided therein and pursuant to Delaware Law.

         SECTION 1.05. Directors and Officers. The directors of Merger Sub will be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent and Merger Sub, the Company or their respective stockholders:

                  (a) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 2.01(d)) will be converted into the right to receive (i) $21.00 in cash (as may be adjusted in accordance with Section 2.01(b), the "Cash Consideration") and (ii)
0.429 (as may be adjusted in accordance with Section 2.01(b), the "Exchange Ratio") shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock") (such Cash Consideration and Parent Common Stock collectively, the "Per Share Merger Consideration").

                  (b) If on the day upon which the Effective Time occurs (or if no trading of Parent Common Stock on the New York Stock Exchange (the "NYSE") takes place prior to the Effective Time on such day, the last date prior to the date upon which the Effective Time occurs upon which there was trading of Parent Common Stock on the NYSE), the fair market value, based on the volume weighted average per share sales price of the Parent Common Stock on that day on the NYSE ("Parent Common Stock Closing Price"), of all shares of Parent Common Stock to be delivered in connection with the Merger, minus the product of (x) the Parent Common Stock Closing Price and (y) 20,000 (the "Total Stock Value") would be (but for adjustments made pursuant to this Section 1.01(b)) less than 40% of the sum of (i) the number of the Converted Shares (as defined in Section 2.01(e)) multiplied by the Cash Consideration, (ii) the amount of cash paid by Parent and/or any of its subsidiaries to acquire shares of Company Common Stock within the two year period prior to the date of the Merger, (iii) the Total Stock Value, (iv) the number of Dissenting Shares, multiplied by the sum of (A) the Cash Consideration and (B) the product of the Exchange Ratio (prior to any adjustment) and the Parent Common Stock Closing Price, and (v) the product of
(x) the Parent Common Stock Closing Price and (y) 20,000 (such sum being referred to as the "Total Merger Consideration") then the Exchange Ratio and the Cash Consideration shall be adjusted as follows: The adjusted Exchange Ratio shall be equal to (i) the sum of (A) 40% of the dollar amount of the Total Merger Consideration determined as provided in the preceding sentence and (B) the product of (x) the Parent Common Stock Closing Price and (y) 20,000, divided by (ii) the product of (A) the number of Converted Shares and (B) the Parent Common Stock Closing Price, and the adjusted Cash Consideration shall be equal to (i) 60% of the dollar amount of the Total Merger Consideration as determined above, minus the sum of (A) the amount of cash paid by Parent and/or any of its subsidiaries to acquire shares of Company Common Stock within the two year period prior to the date of the Merger, (B) the number of Dissenting Shares, multiplied by the sum of (x) the Cash Consideration (prior to any adjustment) and (y) the product of the Exchange Ratio (prior to any adjustment) and the Parent Common Stock Closing Price, and (C) the product of (x) the Parent Common Stock Closing Price and (y) 20,000, divided by (ii) the number of Converted Shares.

                  (c) Notwithstanding the foregoing subsection (a), if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock will have been changed into a different number of shares by reason of any dividend payable in stock, split, combination or similar event, the Per Share Merger Consideration will be correspondingly adjusted to reflect such stock dividend, split, combination or similar event.

                  (d) Notwithstanding any provision of this Agreement to the contrary, (i) each share of Company Common Stock held in the treasury of the Company or owned by any subsidiary of the Company, and each share of Company Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto, and (ii) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of Delaware Law (the "Dissenting Shares"), will not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, and such stockholder will be entitled to receive payment of the appraised value of each such share in accordance with the provisions of ss. 262 of Delaware Law unless and until such stockholder fails to perfect or will have effectively waived, withdrawn or lost its rights to appraisal and payment in accordance with Delaware Law. If, after the Effective Time, any stockholder holding Dissenting Shares fails to perfect or shall have effectively waived, withdrawn or lost such appraisal right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration to which such stockholder is entitled, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and, prior to the Effective Time, Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

                  (e) All shares of Company Common Stock shall cease to be outstanding and will automatically be canceled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 2.01(d)) (the "Converted Shares") will thereafter represent the right to receive, subject to Section 2.03(c), that number of shares of Parent Common Stock and the Cash Consideration determined pursuant to Section 2.01(a) (the "Merger Consideration") and, if applicable, cash pursuant to Section 2.03(c). The owners of certificates previously evidencing Converted Shares will cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares will be exchanged for certificates evidencing whole shares of Parent Common Stock upon the surrender of such certificates in accordance with the provisions of Section 2.03, without interest. No fractional shares of Parent Common Stock will be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.03(c).

                  (f) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

         SECTION 2.02 Treatment of Stock Options and Other Equity-Based Awards.

                  (a) Each outstanding option to purchase, stock appreciation right, phantom stock award, or performance share award (other than performance share awards which are generally payable in cash) relating to Company Common Stock (collectively, a "Company Common Stock Award") granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time will cease to represent a right to acquire shares of Company Common Stock and will be converted (as so converted, a "Company Converted Stock Award"), at the Effective Time, into an option to acquire, stock appreciation right, phantom stock award, or performance share award (other than performance share awards which are generally payable in cash) relating to, as applicable, on the same terms and conditions as were applicable under the Company Common Stock Award (but taking into account any change thereto, including the acceleration thereof provided for in the applicable Company stock option plan or in any award agreement by reason of this Agreement or the transactions contemplated hereby) that number of shares of Parent Common Stock determined by multiplying (a) the number of shares of Company Common Stock subject to such Company Common Stock Award by (b) the sum of (i) the Exchange Ratio plus (ii) the Cash Consideration per share divided by the closing price for a share of Parent Common Stock as reported on the NYSE on the last trading day immediately preceding the Closing Date (such sum, the "Stock Award Exchange Ratio") (rounded, if necessary, to the nearest whole share of Parent Common Stock). The exercise price per share for each share of Parent Common Stock subject to such Company Converted Stock Award will be equal to the per share exercise price specified in the Company Common Stock Award divided by the Stock Award Exchange Ratio (rounded to the nearest one-hundredth of a cent). Notwithstanding the foregoing, in the case of any Company Common Stock Award to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of
Section 424(a) of the Code. Performance share awards which are generally payable in cash, but which permit the holder to elect receipt of shares (as provided in the applicable grant agreement), shall be converted into a right to elect to receive new shares of Parent Common Stock.

                  (b) As soon as practicable after the Effective Time, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to Company Converted Stock Awards, and shall maintain the effectiveness of such registration statement until all Company Converted Stock Awards have been exercised, expired or forfeited.

         SECTION 2.03. Exchange and Surrender of Certificates.

                  (a) As soon as practicable after the Effective Time, each record holder of certificates previously evidencing Converted Shares will be entitled to receive, and Parent shall cause the Exchange Agent (as defined in Section 2.03(e) below) to issue and pay, as applicable, to each such record holder or to such persons as such holder may request upon surrender of such certificates to the Exchange Agent, (i) a certificate or certificates representing the number of whole shares of Parent Common Stock into which the Converted Shares so surrendered will have been converted as aforesaid, in such denominations and registered in such names as such holder may request, and (ii) the Cash Consideration into which the Converted Shares so surrendered will have been converted. If such holder would otherwise be entitled to fractional shares of Parent Common Stock, such holder will upon surrender of the certificates representing such shares held as aforesaid, be paid an amount in cash in accordance with the provisions of Section 2.03(c). Until so surrendered and exchanged, each certificate previously evidencing Converted Shares will represent solely the right to receive the Merger Consideration and cash in lieu of fractional shares. Unless and until any such certificates will be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Parent Common Stock as of any time on or after the Effective Time will be paid to the holders of record of Converted Shares; provided, however, that Parent will deposit with the Exchange Agent any such dividends or other distributions payable with respect to the Parent Common Stock represented by any unsurrendered certificates evidencing Converted Shares, and upon any such surrender and exchange of such certificates, Parent will cause the Exchange Agent to pay to the holders of record of Converted Shares (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                  (b) All shares of Parent Common Stock issued and all Cash Consideration paid upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.03(c)) will be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates that previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article II.

                  (c) No certificates or scrip evidencing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, Parent will cause the Exchange Agent to pay to the owner thereof, upon surrender of such certificate for exchange pursuant to this Article II, an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Closing Price by (ii) the fractional interest to which the owner thereof would otherwise be entitled (after taking into account all Converted Shares held of record by such owner and all full shares of Parent Common Stock issued in respect thereof).

                  (d) Parent will be entitled to cause the Exchange Agent to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Parent.

                  (e) At or prior to the Effective Time, Merger Sub will appoint a bank or trust company reasonably acceptable to the Company as agent for the holders of Converted Shares (the "Exchange Agent") to receive and disburse the Merger Consideration to which holders of Converted Shares become entitled pursuant to Section 2.01. At the Effective Time, Merger Sub or Parent will provide the Exchange Agent with sufficient shares of Parent Common Stock and sufficient cash to allow the Merger Consideration to be paid by the Exchange Agent for each share of Company Common Stock then entitled to receive the Merger Consideration (collectively, the "Payment Fund").

                  (f) Promptly after the Effective Time, Merger Sub or Parent will cause the Exchange Agent to mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Converted Shares (the "Certificates"), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment.

                           (i) Upon surrender to the Exchange Agent of a
                  Certificate, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be requested, the holder of such Certificate will be entitled to receive in exchange for such Certificate, subject to any required withholding of taxes, the Merger Consideration and such Certificate will forthwith be canceled. No interest will be paid or accrued on the Merger Consideration upon the surrender of the Certificates.

                           (ii) If payment or delivery is to be made to a person
                  other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment and delivery that the Certificate so surrendered be properly endorsed, with signature properly guaranteed, or otherwise be in proper form for transfer and that the person requesting such payment and delivery pay any transfer or other taxes required by reason of the payment or delivery to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

                           (iii) Subject to Section 2.01(d), until surrendered
                  in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates held by persons referred to in Sections 2.01(d)(i) and 2.01(d)(ii)) will represent for all purposes only the right to receive the applicable Merger Consideration, without interest and subject to any required withholding of taxes.

                  (g) Promptly following the date that is one year after the Effective Time, the Exchange Agent will return to the Surviving Corporation all cash, certificates and other property in its possession that constitute any portion of the Payment Fund, and the duties of the Exchange Agent will terminate. Thereafter, each holder of a Certificate formerly representing a share of

Company Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange therefor the Merger Consideration without any interest. At any time after the one year anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Exchange Agent, and holders of Certificates not surrendered prior to midnight on the day preceding the Surviving Corporation's request for such funds shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Parent, Merger Sub, the Surviving Corporation nor the Exchange Agent will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to the Payment Fund as such amounts accrue or become available.

                  (h) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than
(i) transfer and stamp taxes payable in respect of transfers pursuant to Section 2.03(f)(ii) and (ii) income or similar taxes payable by the stockholders of the Company (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Stock, all Transfer Taxes.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Parent and Merger Sub that, except as disclosed in the Company Reports (as defined in Section 3.07(a)) filed prior to the date of this Agreement:

         SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole; provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any change in the market price or trading volume of the capital stock of the Company after the date hereof, (ii) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the NASDAQ National Market, (iii) any adverse change, event, development or offset arising from or relating to (A) general business or economic conditions or (B) general business or economic conditions relating to any industries in which the Company or any of its subsidiaries participates, in each case which is not specific to the Company and its subsidiaries, and (iv) any adverse change, event, development or effect arising from or relating to any change in U.S. generally accepted accounting principles.

         SECTION 3.02. Charter and Bylaws. The Company has heretofore furnished to Parent complete and correct copies of the charter and the bylaws, in each case as amended or restated, of the Company. The Company is not in violation of any of the provisions of its charter or bylaws.

         SECTION 3.03. Capitalization.

                  (a) The authorized capital stock of the Company consists of
(i) 10,000,000 shares of Preferred Stock par value $1.00 per share, and (ii) 150,000,000 shares of Company Common Stock. As of March 31, 2001, 35,603,696 shares of Company Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Each of the outstanding shares of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of the Company subject to) any preemptive or similar rights created by statute, the charter or bylaws of the Company, or any agreement to which the Company is a party or bound. The outstanding shares of capital stock of the subsidiaries of the Company are owned, of record and beneficially, by the Company or another subsidiary of the Company, free and clear of all security interests, liens, pledges or charges.

                  (b) Except as set forth in the disclosure schedule delivered to Parent by the Company (the "Company Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, arrangements, or commitments) to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries by sale, lease, license or otherwise. Except as set forth in the Company Disclosure Schedule, there are no material obligations, contingent or otherwise, of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its subsidiaries or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, other than advances to subsidiaries in the normal course of business. Except as described in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any material amount of capital stock (or equivalent equity interest) of any person (other than direct or indirect wholly-owned subsidiaries of the Company). Except as set forth in the Company Disclosure Schedule, there are no material agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no material voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

         SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the consummation of the Merger, the approval of this Agreement by the Requisite Company Stockholder Vote as described in Section 3.16). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 3.05. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment, injunction or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their assets is bound or subject, except, with respect to clauses (ii) and (iii) above, (A) such conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations, payments, or Liens as would not have a Company Material Adverse Effect or (B) as set forth in the Company Disclosure Schedule.

                  (b) No filing with or notification to, and no consent, license, approval, permit, waiver, order or authorization of, any governmental or regulatory authority, foreign or domestic (collectively, "Governmental Entities") is necessary for the execution of this Agreement by the

Company or the consummation by the Company of the transactions contemplated by this Agreement, except: (i) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of: (A) the Joint Proxy Statement/Prospectus (as defined in Section 6.02); and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such filings with or notifications to, and such consents, license, approvals, permits, waivers, orders, or authorizations of, any Governmental Entities the failure of which to make or receive would not have a Company Material Adverse Effect.

         SECTION 3.06. Permits; Compliance. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no Litigation (as defined in Section 3.10) pending or, to the Company's knowledge, threatened regarding suspension or cancellation of any of the Company Permits, other than the failure to so possess, or such Litigation which would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in conflict with, or in default (nor has there occurred any event that with notice or lapse of time or both would become a default) or violation of (a) any Law applicable to the Company or any of its subsidiaries or by or to which any of their assets is bound or subject or (b) any of the Company Permits, except for such conflicts, defaults or violations as would not have a Company Material Adverse Effect.

         SECTION 3.07. SEC Filings; Financial Statements.

                  (a) The Company has filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act, and the rules and regulations promulgated thereunder, together with all amendments thereto and will file all such forms, reports, statements and documents required to be filed by it prior to the Effective Time (collectively, the "Company Reports"), and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act.

                  (b) As of their respective dates, the Company Reports did not and (in the case of Company Reports filed after the date of this Agreement) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or (in the case of Company Reports filed after the date of this Agreement) will be made, not misleading.

                  (c) Each of the historical consolidated balance sheets included in or incorporated by reference into the Company Reports as of its date, and each of the historical consolidated statements of income and earnings, stockholders' equity, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents or will (in the case of Company Reports filed after the date of this Agreement) fairly present in all material respects the consolidated financial condition, results of operations, stockholders' equity, and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case, in accordance with generally accepted accounting principles consistently applied during the periods involved ("GAAP").

         SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule and except for the transactions contemplated hereby, from May 28, 2000 (the "Company Balance Sheet Date") through the date hereof, the Company and its subsidiaries, taken as a whole, have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries that would have a Company Material Adverse Effect; (b) any material change by the Company or any of its subsidiaries in their accounting methods, principles or practices (except as may be required by applicable Law or GAAP); (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of the Company or any of its subsidiaries (other than dividends permitted in Article V), or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of their securities (other than repurchases after the Company Balance Sheet Date pursuant to stock repurchase programs disclosed in the Company Reports); (d) any split, combination or reclassification of any capital stock of the Company or any of its subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its subsidiaries; (e) any acquisition, divestiture, or investment in the equity or debt securities of any person (including in any joint venture or similar arrangement) material to the Company and its subsidiaries, taken as a whole; (f) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; or (g) any Company Material Adverse Effect.

         SECTION 3.09. No Undisclosed Liabilities. As of the date hereof, except as and to the extent set forth in the Company Disclosure Schedule, in the audited consolidated financial statements of the Company for the period ended as of May 28, 2000, in the condensed consolidated balance sheets of the Company as of August 27, 2000, November 26, 2000 and February 25, 2001 or in the Company Reports, neither the Company nor any of its subsidiaries has any material liabilities or obligations, absolute, accrued, contingent or otherwise (collectively, "Liabilities"), of a type required to be recorded on a balance sheet or notes thereto under GAAP which are not so recorded.

         SECTION 3.10. Absence of Litigation. Except as set forth in the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, there is no claim, action, suit, litigation, proceeding, arbitration, investigation or audit of any kind, at law or in equity (including actions or proceedings seeking injunctive relief) (collectively, "Litigation"), pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any assets or rights of the Company or any of its subsidiaries and neither the

Company nor any of its subsidiaries is subject to any material, continuing order of, consent decree, settlement agreement or other similar material written agreement with, or, continuing investigation by, any Governmental Entity, or any material judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 3.11. Employee Benefit Plans; Labor Matters.

                  (a) Set forth in the Company Disclosure Schedule is a complete and correct list of all employee benefit plans, arrangements or agreements, including, but not limited to, any employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all plans or policies providing for "fringe benefits," all other bonus, incentive compensation, deferred compensation, profit sharing, severance, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding, and any trust, escrow or other agreement related thereto, which provides benefits, or describes policies or procedures applicable, to any officer, employee, director, consultant, former officer or former director of the Company, any of its subsidiaries, or any other ERISA Affiliate, or any dependent or beneficiary thereof (each, a "Company Employee Plan," and collectively, the "Company Employee Plans"). The term "Company ERISA Affiliate" means any corporation, trade or business which together with the Company would be deemed to be a single employer under the provisions of ERISA or Code Section
414. Except as set forth in the Company Disclosure Schedule or as otherwise contemplated pursuant to this Agreement, neither the Company nor any of its subsidiaries has communicated to any employee of the Company or any of its subsidiaries any intention or commitment to materially modify any Company Employee Plan or to establish or implement any other material benefit plan, program or arrangement.

                  (b) With respect to each Company Employee Plan, the Company has made available to Parent true, correct and complete copies of (i) the plan documents and summary plan descriptions and any amendments or modifications thereto other than for any plans that are Multiemployer Plans (defined below);
(ii) the most recent determination letter, if applicable, received from the Internal Revenue Service (the "IRS") and a copy of any pending applications with the IRS; (iii) the annual reports required to be filed for the two most recent plan years, including all attachments, exhibits and schedules thereto; (iv) the two most recent actuarial reports, if applicable; (v) all related trust agreements, insurance contracts or other funding agreements; and (vi) all other documents, records or other materials related thereto reasonably requested by Parent.

                  (c) Except as set forth in the Company Disclosure Schedule,
(i) each of the Company Employee Plans has been operated and administered in all material respects in compliance with applicable Law, including but not limited to ERISA and the Code; (ii) each of the Company Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to such effect and the Company knows of no event that would cause the disqualification of any such Employee Plan; (iii) with respect to each Company Employee Plan that is subject to Title IV of ERISA, the present value of such Company Employee Plan's "accumulated benefit obligation," based on reasonable actuarial assumptions set forth in the actuarial statement for the Company Employee Plan, did not, as of its then latest valuation date, exceed the fair value of the assets of such Employee Plan allocable to such obligation in an amount that would have a Company Material Adverse Effect; (iv) no Company Employee Plan provides welfare benefits (whether or not insured) with respect to current or former employees of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law; (v) no liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by the Company or a Company ERISA Affiliate that has not been satisfied in full; (vi) no Company Employee Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA ("Multiemployer Plan"), or a plan described in Section 4063 of ERISA;
(vii) all contributions or other amounts payable by the Company or any Company ERISA Affiliate as of the Closing Date with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code; (viii) neither the Company, any subsidiary, nor any other Company ERISA Affiliate has engaged in a transaction in connection with which the Company or any of its subsidiaries or any other Company ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code that would have a Company Material Adverse Effect; (ix) there are no pending, anticipated or, to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trusts related thereto or against any employee benefit plan formerly maintained by the Company or any of its subsidiaries; (x) the Company Employee Plans could be terminated as of the Closing Date without any liability to Parent, the Company or any of its subsidiaries or any other ERISA Affiliate that, individually or in the aggregate, would have a Company Material Adverse Effect; (xi) each agreement, contract or other commitment, obligation or arrangement relating to a Company Employee Plan or the assets of a Company Employee Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time without any liability, cost, or expense, individually or in the aggregate, to the Company Employee Plan, the Company, or any of its subsidiaries that would have a Company Material Adverse Effect; (xii) neither the Company, any of its subsidiaries, nor any other Company ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA;
(xiii) no Lien has been filed by any person or entity and no Lien exists by operation of law or otherwise on the assets of the Company or any of its subsidiaries relating to, or as a result of, the operation or maintenance of any Company Employee Plan, and the Company has no knowledge of the existence of facts or circumstances that would result in the imposition of such Lien; (xiv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any material payment becoming due to any director or any employee of the Company or any of its subsidiaries; (2) materially increase any benefits otherwise payable under any Company Employee Plan; (3) result in any acceleration of the time of payment or vesting of any benefits under any Company Employee Plan to any material extent; or (4) result, separately or in the aggregate, in an "excess parachute payment" within the meaning of Section 280G of the Code; and (xv) no amounts payable under any Company Employee Plan or other agreement or arrangement shall fail to be deductible for United States federal income tax purposes by virtue of Section 162(m) of the Code.

                  (d) The Company, its subsidiaries, and each other Company ERISA Affiliate has or will have, as of Closing, made all contributions to each Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement, and except as set forth in the Company Disclosure Schedule, none of the Company, any of its subsidiaries, any other Company ERISA Affiliate, Parent or Merger Sub would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Company, any of its subsidiaries, or any other Company ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Multiemployer Plan which withdrawal liability is likely to be incurred in connection with the Merger and the other transactions contemplated hereby and would have a Company Material Adverse Effect.

                  (e) The Company and its subsidiaries are in compliance with all applicable Laws respecting employment, employment practices and wages and hours and with all provisions of each collective bargaining agreement to which it is a party, other than any noncompliance that would not have a Company Material Adverse Effect. There is no pending or, to the Company's knowledge, threatened (i) labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may materially interfere with the respective business activities of the Company or any of its subsidiaries prior to or after the Effective Time or (ii) charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency, other than such dispute, strike, stoppage, charge or complaint that would not have a Company Material Adverse Effect.

         SECTION 3.12. Taxes. Except as set forth in the Company Disclosure Schedule and except for such matters as would not have a Company Material Adverse Effect, (i) all returns and reports ("Tax Returns") required to be filed by or with respect to the Company and each of its subsidiaries have been filed;
(ii) the Company and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iii) the Company and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (iv) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its subsidiaries for any taxable period; (v) no material audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is being conducted or is pending or, to the Company's knowledge, threatened in regard to any Taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by or with respect to the Company or any of its subsidiaries; (vi) no claim has been made by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdictions;
(vii) no material assessment of any deficiency for Taxes is proposed against the Company or any of its subsidiaries or any of their assets; (viii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its subsidiaries; (ix) neither the Company nor any of its subsidiaries has any obligation or liability for the payment of Taxes of any other person arising as a result of Treas. Reg. Section 1.1502-6 (or any corresponding provision of state, local or foreign income tax laws) any obligation to indemnify another person or as a result of the Company or any of its subsidiaries assuming or succeeding to the Tax liability of any other person as a successor, transferee or otherwise; (x) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements referred to in Section 3.07; and (xi) none of the Company or any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

         SECTION 3.13. Affiliates. To the knowledge of the Company as of the date hereof, the only persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act are its directors and executive officers. The Company acknowledges that certificates representing shares of Parent Common Stock issued to affiliates of the Company will bear an appropriate legend under the Securities Act.

         SECTION 3.14. Certain Business Practices. Since the date that is five years prior to the date of this Agreement none of the Company or any of its subsidiaries, or, to the Company's knowledge, any directors, officers, agents or employees of the Company or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

         SECTION 3.15. Environmental Matters.

                  (a) Except as set forth in the Company Disclosure Schedule:

                  (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 3.15(b)), other than any failure to comply as would not have a Company Material Adverse Effect;

                  (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or to the Company's knowledge, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law, other than such actions, suits, claims, investigations, inquiries or proceedings as would not have a Company Material Adverse Effect;

                  (iii) all notices, permits, licenses, or similar formal authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a Hazardous Substance (as defined in Section 3.15(c)), have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, other than any such failure to obtain, file, or maintain in effect, or such noncompliance as would not have a Company Material Adverse Effect;

                  (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Law, and the Company and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements, other than any such failure to satisfy or noncompliance as would not have a Company Material Adverse Effect;

                  (v) there are no environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater, surface water or human health, other than any such conditions as would not have a Company Material Adverse Effect;

                  (vi) to the knowledge of the Company, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, other than any such noncompliance as would not have a Company Material Adverse Effect; and

                  (vii) there has been no exposure of any person or property to Hazardous Substances or any pollutant or contaminant, nor has there been any release of Hazardous Substances, or any pollutant or contaminant into the environment by the Company or its subsidiaries or in connection with their properties or operations that would give rise to any claim against the Company or any of its subsidiaries for damages or compensation, other than any such exposure or release as would not have a Company Material Adverse Effect.

                  (b) For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, permits or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company, Parent or any of their respective subsidiaries, as applicable, owned or owns property or has conducted or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of

1986, as amended, any state Laws implementing the foregoing federal laws, and all other environmental conservation or protection laws.

                  (c) For purposes of this Agreement, the term "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, Hazardous Substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

         SECTION 3.16. Vote Required.

                  (a) The Board of Directors of the Company at a meeting duly called and held (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; (iii) recommended approval of this Agreement and the Merger by the Company's stockholders; and (iv) directed that the Merger be submitted for consideration by the Company's stockholders.

                  (b) The only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon represented, in person or by proxy, at a meeting at which a quorum is present, in accordance with the rules of the NYSE and Delaware Law (the "Requisite Company Stockholder Vote").

         SECTION 3.17. Brokers. Except for the fees payable to Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has delivered to Parent a complete and correct copy of all agreements referenced in the Company Disclosure Schedule pursuant to which any person or such firm will be entitled to any payment or indemnification relating to the transactions contemplated by this Agreement.

         SECTION 3.18. Takeover Provisions. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, Section 203 of Delaware Law and Article EIGHT of the Company's Restated Certificate of Incorporation, as amended. Except as otherwise disclosed in the Company Disclosure Schedule, no other "fair price" "moratorium", "control share acquisition" or other form of antitakeover statute or regulation, charter provision or contract that relates to or includes "fair price," "moratorium," or other antitakeover provision is applicable to the Merger or the other transactions contemplated hereby and could materially and adversely affect the Merger or the other transactions contemplated hereby.

         SECTION 3.19. Insurance. The Company and each of its subsidiaries is currently insured, and has been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

         SECTION 3.20. Certain Material Contracts. As of the date hereof and except as set forth in the Company Disclosure Schedule or as disclosed in the Company Reports, neither the Company nor any of its subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) any material joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby; (iv) any material employment, consulting, severance or termination agreement with any director, officer, employee, agent or consultant of the Company or any of its subsidiaries; (v) any material severance programs, policies, plans or arrangements to which the Company or any of its subsidiaries is obligated, whether or not written (except that any of such items that are imposed by applicable Law need not be disclosed on the Company Disclosure Schedule); or
(vi) any agreements, licenses or other arrangements that could, after the Effective Time, restrict Parent or any of its affiliates or any successor thereto, from engaging in or competing with any line of business or in any geographic area (collectively, the "Company Material Contracts"). All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which would not result in a Company Material Adverse Effect.

         SECTION 3.21. Principal Customers and Suppliers. The Company has made available to Parent a list of the ten largest customers by approximate dollar volume of the Company and its subsidiaries (the "Largest Customers") and the ten largest suppliers by approximate dollar volume of the Company and its subsidiaries (the "Largest Suppliers"), with the amount of revenues or payments, as applicable, attributable to each such customer and supplier for the Company's 1999 and 2000 fiscal years and the first nine months of its 2001 fiscal year. Except as described in the Company Disclosure Schedule, none of the Largest Customers or Largest Suppliers has terminated or materially altered its relationship with the Company since the beginning of the Company's 2001 fiscal year, or, to the Company's knowledge, threatened to do so or otherwise notified the Company of any intention to do so, except for any such terminations or alterations as would not have a Company Material Adverse Effect.

         SECTION 3.22. Intellectual Property.

         (a) The Company and its subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have, a Company Material Adverse Effect: (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to the Company or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by the Company and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of the Company and its subsidiaries taken as a whole; and (ii) each agreement relating to technology, know-how or processes that the Company or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of the Company and its subsidiaries taken as a whole (collectively, the "Company Intellectual Property"). No consent of third parties will be required for the use of the Company Intellectual Property after the Effective Time, except as set forth in the Company Disclosure Schedule or where the failure to obtain such consent would not have, a Company Material Adverse Effect. No claim has been asserted by any person against the Company or any of its subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its subsidiaries with respect to any of the Company Intellectual Property which would have a Company Material Adverse Effect.

         (b) Except as set forth in the Company Disclosure Schedule, to the Company's knowledge, no person or entity has asserted any claim that any product, activity or operation of the Company or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had or would not have a Company Material Adverse Effect; and no proceedings have been instituted, are pending or, to the Company's knowledge, are threatened which challenge the rights of the Company or any of its subsidiaries with respect thereto, which would have a Company Material Adverse Effect.

         SECTION 3.23. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

         SECTION 3.24. Rights Agreement. The Company has made available to Parent a true and complete copy of the Company's Rights Agreement in effect on the date hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" as defined in such Rights Agreement or the triggering of any other right or entitlement of the Company's stockholders under such Rights Agreement.

         SECTION 3.25. Information Supplied.

                  (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 6.02) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to stockholders of the Company or Parent or at the time of the meeting of the stockholders of the Company or Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With regard to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, such information will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (b) Notwithstanding the foregoing provisions of this Section 3.25, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as disclosed in the Parent Reports (as defined in Section 4.07) filed prior to the date of this Agreement:

         SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation, limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, or results of operations of the Parent and its subsidiaries, taken as a whole; provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Effect: (i) any change in the market price or trading volume of the capital stock of the Parent after the date hereof, (ii) the suspension of trading in securities generally on the NYSE or the American Stock Exchange or the NASDAQ National Market, (iii) any adverse change, event, development or offset arising from or relating to (A) general business or economic conditions or (B) general business or economic conditions relating to any industries in which the Parent or any of its subsidiaries participates, in each case which is not specific to the Parent and its subsidiaries, and (iv) any adverse change, event, development or effect arising from or relating to any change in U.S. generally accepted accounting principles.

         SECTION 4.02. Charter and Bylaws. Parent has heretofore furnished to the Company complete and correct copies of the charter and the bylaws, in each case as amended or restated, of Parent. Parent is not in violation of any of the provisions of its charter or bylaws.

         SECTION 4.03. Capitalization.

                  (a) The authorized capital stock of Parent consists of (i) 1,000,000 shares of Preferred Stock par value $.01 per share, and (ii) 500,000,000 shares of Parent Common Stock. As of March 31, 2001, 27,455,865 shares of Parent Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Each of the outstanding shares of capital stock of Parent is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of Parent subject to) any preemptive or similar rights created by statute, the charter or bylaws of Parent, or any agreement to which Parent is a party or bound. Except as set forth in the Parent Disclosure Schedule, the outstanding shares of capital stock of the subsidiaries of Parent are owned, of record and beneficially, by Parent or another subsidiary of Parent, free and clear of all security interests, liens, pledges or charges.

                  (b) Except as set forth in the disclosure schedule delivered to the Company (the "Parent Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, arrangements or commitments) to which Parent or any of its subsidiaries is a party relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Parent or any of its subsidiaries by sale, lease, license or otherwise. Except as set forth in the Parent Disclosure Schedule, there are no material obligations, contingent or otherwise, of Parent or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of Parent or any of its subsidiaries or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, other than advances to subsidiaries in the normal course of business. Except as described in the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any material amount of capital stock (or equivalent equity interest) of any person (other than direct or indirect wholly-owned subsidiaries of the Parent). Except as set forth in the Parent Disclosure Schedule, there are no material agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Parent or any of its subsidiaries. There are no material voting trusts, proxies or other agreements or understandings to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of Parent or any of its subsidiaries.

         SECTION 4.04. Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the issuance of shares of Parent Common Stock upon consummation of the Merger, the approval of this Agreement by the Requisite Parent Stockholder Vote as described in Section 4.15). This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

         SECTION 4.05. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not
(i) conflict with or violate the charter or bylaws, in each case as amended or restated, of Parent or any of its subsidiaries, (ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which any of their assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by or to which Parent or any of its subsidiaries or any of their assets is bound or subject, except, with respect to clauses (ii) and (iii) above, such conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations, payments or Liens as would not have a Parent Material Adverse Effect, or (B) as set forth in the Parent Disclosure Schedule.

                  (b) No filing with or notification to, and no consent, license, approval, permit, waiver, order or authorization of, any Governmental Entity is necessary for the execution of this Agreement by the Parent or the consummation by Parent of the transactions contemplated by this Agreement, except: (i) the filing of a premerger notification and report form under the HSR Act; (ii) the filing with the SEC of: (A) the Joint Proxy Statement/Prospectus; and (B) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Merger Sub is qualified to do business; and (iv) such filings with or notifications to, and such consents, license, approvals, permits, waivers, orders, or authorizations of, any Governmental Entities the failure of which to make or receive would not have a Parent Material Adverse Effect.

         SECTION 4.06. Permits; Compliance. Except as set forth in the Parent Disclosure Schedule, each of Parent and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Parent Permits"), and there is no Litigation pending or, to Parent's knowledge, threatened regarding suspension or cancellation of any of the Parent Permits, other than the failure to so possess, or such Litigation which would not have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is in conflict with, or in default (nor has there occurred any event that with notice or lapse of time or both would become a default) or violation of (a) any Law applicable to Parent or any of its subsidiaries or by or to which any of their assets is bound or subject or (b) any of the Parent Permits, except for such conflicts, defaults or violations as would not have a Parent Material Adverse Effect.

         SECTION 4.07. SEC Filings; Financial Statements.

                  (a) Parent has filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, together with all amendments thereto and will file all such forms, reports, statements and documents required to be filed by it prior to the Effective Time (collectively, the "Parent Reports"), and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act.

                  (b) As of their respective dates, Parent Reports did not and (in the case of Parent Reports filed after the date of this Agreement) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or (in the case of Parent Reports filed after the date of this Agreement) will be made, not misleading.

                  (c) Each of the historical consolidated balance sheets included in or incorporated by reference into Parent Reports as of its date, and each of the historical consolidated statements of income and earnings, stockholders' equity, and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents or will (in the case of Parent Reports filed after the date of this Agreement) fairly present in all material respects the consolidated financial condition, results of operations, stockholders' equity, and cash flows, as the case may be, of Parent and its subsidiaries for the periods set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case, in accordance with GAAP.

         SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in Parent Reports filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule and except for the transactions contemplated hereby, from December 31, 2000 (the "Parent Balance Sheet Date") through the date hereof, Parent and its subsidiaries, taken as a whole, have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or any of its subsidiaries that would have a Parent Material Adverse Effect; (b) any material change by Parent or any of its subsidiaries in their accounting methods, principles or practices (except as may be required by applicable Law or GAAP);
(c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of Parent or any of its subsidiaries (other than dividends permitted in Article V), or any redemption, purchase or other acquisition by Parent or any of its subsidiaries of any of their securities (other than repurchases after the Parent Balance Sheet Date pursuant to stock repurchase programs disclosed in the Parent Reports); (d) any split, combination or reclassification of any capital stock of Parent or any of its subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent or any of its subsidiaries; (e) any acquisition, divestiture, or investment in the equity or debt securities of any person (including in any joint venture or similar arrangement) material to Parent and its subsidiaries, taken as a whole; (f) any entry by Parent or any of its subsidiaries into any commitment or transaction material to Parent and its subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; or (g) any Parent Material Adverse Effect.

         SECTION 4.09. No Undisclosed Liabilities. As of the date hereof, except as and to the extent set forth in the Parent Disclosure Schedule, in the audited consolidated financial statements of Parent for the period ended as of December 31, 2000 or in the Parent Reports, neither Parent nor any of its subsidiaries has any material Liabilities of a type required to be recorded on a balance sheet or notes thereto under GAAP which are not so recorded.

         SECTION 4.10. Absence of Litigation. Except as set forth in the Parent Disclosure Schedule and except as would not have a Parent Material Adverse Effect, there is no Litigation pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries or any assets or rights of Parent or any of its subsidiaries and neither Parent nor any of its subsidiaries is subject to any material continuing order of, consent decree, settlement agreement or other similar material written agreement with, or, continuing investigation by, any Governmental Entity, or any material judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 4.11. Employee Benefit Plans; Labor Matters.

                  (a) Set forth in the Parent Disclosure Schedule is a complete and correct list of all employee benefit plans, arrangements or agreements, including, but not limited to, any employee benefit plan within the meaning of
Section 3(3) of ERISA, all plans or policies providing for "fringe benefits," all other bonus, incentive compensation, deferred compensation, profit sharing, severance, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding, and any trust, escrow or other agreement related thereto, which provides benefits, or describes policies or procedures applicable, to any officer, employee, director, consultant, former officer or former director of Parent, any of its subsidiaries, or any other Parent ERISA Affiliate, or any dependent or beneficiary thereof (each, a "Parent Employee Plan," and collectively, the "Parent Employee Plans"). The term "Parent ERISA Affiliate" means any corporation, trade or business which together with Parent would be deemed to be a single employer under the provisions of ERISA or Code Section
414. Except as set forth in the Parent Disclosure Schedule or as otherwise contemplated pursuant to this Agreement, neither Parent nor any of its subsidiaries has communicated to any employee of Parent or any of its subsidiaries any intention or commitment to materially modify any Parent Employee Plan or to establish or implement any other material benefit plan, program or arrangement.

                  (b) With respect to each Parent Employee Plan, the Parent has made available to Company true, correct and complete copies of (i) the plan documents and summary plan descriptions and any amendments or modifications thereto other than for any plans that are Multiemployer Plans; (ii) the most recent determination letter, if applicable, received from the IRS and a copy of any pending applications with the IRS; (iii) the annual reports required to be filed for the two most recent plan years, including all attachments, exhibits and schedules thereto; (iv) the two most recent actuarial reports, if applicable; (v) all related trust agreements, insurance contracts or other funding agreements; and (vi) all other documents, records or other materials related thereto reasonably requested by Company.

                  (c) Except as set forth in the Parent Disclosure Schedule, (i) each of the Parent Employee Plans has been operated and administered in all material respects in compliance with applicable Law, including but not limited to ERISA and the Code; (ii) each of the Parent Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to such effect and Parent knows of no event that would cause the disqualification of any such Parent Employee Plan; (iii) with respect to each Parent Employee Plan that is subject to Title IV of ERISA, the present value of such Parent Employee Plan's "accumulated benefit obligation," based on reasonable actuarial assumptions set forth in the actuarial statement for the Parent Employee Plan, did not, as of its then latest valuation date, exceed the fair value of the assets of such Parent Employee Plan allocable to such obligation in an amount that would have a Parent Material Adverse Effect; (iv) no Parent Employee Plan provides welfare benefits (whether or not insured) with respect to current or former employees of Parent or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law; (v) no liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by Parent or a Parent ERISA Affiliate that has not been satisfied in full; (vi) no Parent Employee Plan is a Multiemployer Plan, or a plan described in Section 4063 of ERISA; (vii) all contributions or other amounts payable by Parent or any Parent ERISA Affiliate as of the Closing Date with respect to each Parent Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code;
(viii) neither Parent, any subsidiary, nor any other Parent ERISA Affiliate has engaged in a transaction in connection with which Parent or any of its subsidiaries or any other Parent ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that would have a Parent Material Adverse Effect; (ix) there are no pending, anticipated or, to the knowledge of Parent, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Employee Plans or any trusts related thereto or against any employee benefit plan formerly maintained by Parent or any of its subsidiaries; (x) the Parent Employee Plans could be terminated as of the Closing Date without any liability to Company, the Parent or any of its subsidiaries or any other ERISA Affiliate that, individually or in the aggregate, would have a Parent Material Adverse Effect; (xi) each agreement, contract or other commitment, obligation or arrangement relating to a Parent Employee Plan or the assets of a Parent Employee Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time without any liability, cost, or expense, individually or in the aggregate, to the Parent Employee Plan, the Parent, or any of its subsidiaries that would have a Parent Material Adverse Effect; (xii) neither Parent, any of its subsidiaries, nor any other Parent ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA; (xiii) no Lien has been filed by any person or entity and no lien exists by operation of law or otherwise on the assets of Parent or any of its subsidiaries relating to, or as a result of, the operation or maintenance of any Parent Employee Plan, and Parent has no knowledge of the existence of facts or circumstances that would result in the imposition of such Lien; (xiv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any material payment becoming due to any director or any employee of Parent or any of its subsidiaries; (2) materially increase any benefits otherwise payable under any Parent Employee Plan; (3) result in any acceleration of the time of payment or vesting of any benefits under any Parent Employee Plan to any material extent; or (4) result, separately or in the aggregate, in an "excess parachute payment" within the meaning of Section 280G of the Code; and (xv) no amounts payable under any Parent Employee Plan or other agreement or arrangement shall fail to be deductible for United States federal income tax purposes by virtue of Section 162(m) of the Code.

                  (d) The Parent, its subsidiaries, and each other Parent ERISA Affiliate has or will have, as of Closing, made all contributions to each Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement, and except as set forth in the Parent Disclosure Schedule, none of the Parent, any of its subsidiaries, any other Parent ERISA Affiliate, Parent or Merger Sub would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Parent, any of its subsidiaries, or any other Parent ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Multiemployer Plan which withdrawal liability is likely to be incurred in connection with the Merger and the other transactions contemplated hereby and would have a Parent Material Adverse Effect.

                  (e) Parent and its subsidiaries are in compliance with all applicable Laws respecting employment, employment practices and wages and hours and with all provisions of each collective bargaining agreement to which it is a party, other than any noncompliance that would not have a Parent Material Adverse Effect. There is no pending or, to Parent's knowledge, threatened (i) labor dispute, strike or work stoppage against Parent or any of its subsidiaries which may materially interfere with the respective business activities of Parent or any of its subsidiaries prior to or after the Effective Time, or (ii) charge or complaint against Parent or any of its subsidiaries by the National Labor Relations Board or any comparable state agency, other than such dispute, strike, stoppage, charge or complaint that would not have a Parent Material Adverse Effect.

         SECTION 4.12. Taxes. Except as set forth in the Parent Disclosure Schedule and except for such matters as would not have a Parent Material Adverse Effect, (i) all returns and reports ("Tax Returns") required to be filed by or with respect to Parent and each of its subsidiaries have been filed; (ii) Parent and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iii) Parent and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (iv) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Parent or any of its subsidiaries for any taxable period; (v) no material audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is being conducted or is pending or, to the Parent's knowledge, threatened in regard to any Taxes due from or with respect to Parent or any of its subsidiaries or any Tax Return filed by or with respect to Parent or any of its subsidiaries; (vi) no claim has been made by a taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is required to file Tax Returns in such jurisdictions; (vii) no material assessment of any deficiency for Taxes is proposed against Parent or any of its subsidiaries or any of their assets; (viii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent or any of its subsidiaries; (ix) neither Parent nor any of its subsidiaries has any obligation or liability for the payment of Taxes of any other person arising as a result of Treas. Reg. ss.1.1502-6 (or any corresponding provision of state, local or foreign income tax laws) any obligation to indemnify another person or as a result of Parent or any of its subsidiaries assuming or succeeding to the Tax liability of any other person as a successor, transferee or otherwise; (x) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements referred to in Section 4.07; and (xi) none of Parent or any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which
Section 355 of the Code is applicable.

         SECTION 4.13. Certain Business Practices. Since the date that is five years prior to the date of this Agreement none of Parent or any of its subsidiaries, or, to the knowledge of Parent, any directors, officers, agents or employees of Parent or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

         SECTION 4.14. Environmental Matters.

                  (a) Except as set forth in the Parent Disclosure Schedule:

                  (i) the properties, operations and activities of Parent and its subsidiaries are in compliance with all applicable Environmental Laws, other than any failure to comply as would not have a Parent Material Adverse Effect;

                  (ii) Parent and its subsidiaries and the properties and operations of Parent and its subsidiaries are not subject to any existing, pending or to the Parent's knowledge, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law, other than such actions, suits, claims, investigations, inquiries or proceedings as would not have a Parent Material Adverse Effect;

                  (iii) all notices, permits, licenses, or similar formal authorizations, if any, required to be obtained or filed by Parent or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of Parent or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Parent and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, other than any such failure to obtain, file, or maintain in effect, or such noncompliance as would not have a Parent Material Adverse Effect;

                  (iv) Parent and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Law, and Parent and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements, other than any such failure to satisfy or noncompliance as would not have a Parent Material Adverse Effect;

                  (v) there are no environmental conditions existing on any property of Parent or its subsidiaries or resulting from Parent's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any material on-site or off-site remedial obligations imposed on Parent or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater, surface water or human health, other than any such conditions as would not have a Parent Material Adverse Effect; and

                  (vi) to the knowledge of Parent, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by Parent and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, other than any such noncompliance as would not have a Parent Material Adverse Effect; and

                  (vii) there has been no exposure of any person or property to Hazardous Substances or any pollutant or contaminant, nor has there been any release of Hazardous Substances, or any pollutant or contaminant into the environment by Parent or its subsidiaries or in connection with their properties or operations that would give rise to any claim against Parent or any of its subsidiaries for damages or compensation, other than any such exposure or release as would not have a Parent Material Adverse Effect.

         SECTION 4.15. Vote Required.

                  (a) The Board of Directors of Parent at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of Parent and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; (iii) recommended approval of this Agreement and the Merger by Parent's stockholders; and (iv) directed that the Merger be submitted for consideration by Parent's stockholders.

                  (b) The only vote of the holders of any class or series of Parent capital stock necessary to approve the issuance of the shares of Parent Common Stock contemplated by this Agreement is the approval by the holders of a majority of the shares of Parent Common Stock present and voting at a meeting of its stockholders at which a quorum is present, in accordance with the rules of the NYSE (the "Requisite Parent Stockholder Vote").

         SECTION 4.16. Brokers. Except for the fees payable to Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

         SECTION 4.17. Takeover Provisions. The Board of Directors of Parent has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement, Section 203 of Delaware Law of Parent's Certificate of Incorporation, as amended. Except as otherwise disclosed in the Parent Disclosure Schedule, no other "fair price" "moratorium", "control share acquisition" or other form of antitakeover statute or regulation, charter provision or contract that relates to or includes "fair price," "moratorium," or other antitakeover provision is applicable to the Merger or the other transactions contemplated hereby and could materially and adversely affect the Merger or the other transactions contemplated hereby.

         SECTION 4.18. Insurance. Parent and each of its subsidiaries is currently insured, and has been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

         SECTION 4.19. Certain Material Contracts. As of the date hereof and except as set forth in the Parent Disclosure Schedule or as disclosed in the Parent Reports, neither the Parent nor any of its subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) any material joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the consummation by the Parent of the Merger and the other transactions contemplated hereby; (iv) any material employment, consulting, severance or termination agreement with any director, officer, employee, agent or consultant of the Parent or any of its subsidiaries; or (v) any material severance programs, policies, plans or arrangements to which Parent or any of its subsidiaries is obligated whether or not written (except that any such items that are imposed by applicable Law need not be disclosed on the Parent Disclosure Schedule) (collectively, the "Parent Material Contracts"). All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not have a Parent Material Adverse Effect. Neither the Parent nor any of its subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Parent Material Contract, except in each case for those violations and defaults which would not result in a Parent Material Adverse Effect.

         SECTION 4.20. Principal Customers and Suppliers. The Parent has made available to the Company a list of the ten largest customers by approximate dollar volume of the Parent and its subsidiaries (the "Largest Customers") and the ten largest suppliers by approximate dollar volume of the Parent and its subsidiaries (the "Largest Suppliers"), with the amount of revenues or payments, as applicable, attributable to each such customer and supplier for the Parent's 1999 and 2000 fiscal years. Except as described in the Parent Disclosure Schedule, none of the Largest Customers or Largest Suppliers has terminated or materially altered its relationship with the Parent since the beginning of the Parent's 2001 fiscal year, or, to the Parent's knowledge, threatened to do so or otherwise notified the Parent of any intention to do so, except for any such terminations or alterations as would not have a Parent Material Adverse Effect.

         SECTION 4.21. Intellectual Property.

                  (a) Parent and its subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have a Parent Material Adverse Effect (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to Parent or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by Parent and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of Parent and its subsidiaries taken as a whole; and
(ii) each agreement relating to technology, know-how or processes that Parent or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Parent and its subsidiaries taken as a whole (collectively, the "Parent Intellectual Property"). No consent of third parties will be required for the use of the Parent Intellectual Property after the Effective Time, except as set forth in the Parent Disclosure Schedule or where the failure to obtain such consent would not have a Parent Material Adverse Effect. No claim has been asserted by any person against Parent or any of its subsidiaries regarding the ownership of or the right to use any Parent Intellectual Property or challenging the rights of Parent or any of its subsidiaries with respect to any of the Parent Intellectual Property which would have a Parent Material Adverse Effect.

                  (b) Except as set forth in the Parent Disclosure Schedule, to Parent's knowledge, no person or entity has asserted any claim that any product, activity or operation of Parent or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had, or would not have a Parent Material Adverse Effect; and no proceedings have been instituted, are pending or, to Parent 's knowledge, are threatened which challenge the rights of Parent or any of its subsidiaries with respect thereto, which would have a Parent Material Adverse Effect.

         SECTION 4.22. Opinion of Financial Advisors. Parent has received the opinions of each of Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to Parent's stockholders.

         SECTION 4.23. Rights Agreement Parent has made available to the Company a true and complete copy of Parent's Rights Agreement in effect on the date hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" as defined in such Rights Agreement or the triggering of any other right or entitlement of Parent's stockholders under such Rights Agreement.

         SECTION 4.24. Commitment Letters As of the date of this Agreement, Parent has obtained and has provided to the Company a true and correct copy of commitment letters to provide funds sufficient to pay the aggregate Cash Consideration contemplated under this Agreement and any refinancing of the indebtedness of Parent and its subsidiaries required in connection with the Merger.

         SECTION 4.25. Information Supplied.

                  (a) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to stockholders of Parent or Parent or at the time of the meeting of the stockholders of Parent or Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With regard to the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Form S-4 and the Joint Proxy Statement/Prospectus, such information will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (b) Notwithstanding the foregoing provisions of this Section 4.25, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

         SECTION 4.26. Merger Sub Operations. Merger Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01. Affirmative Covenants of the Company. Except as set forth in the Company Disclosure Schedule, as required by applicable Law, as expressly contemplated by this Agreement or as otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company hereby covenants and agrees that the Company will and will cause each of its subsidiaries to:

                  (a) operate its business in all material respects only in the usual and ordinary course consistent with past practices;

                  (b) use its commercially reasonable efforts to preserve substantially intact its business organization and material lines of business, maintain its Company Material Contracts, Company Permits and Company Intellectual Property and other material rights, retain the services of its respective officers and key employees and maintain its relationships with its customers and suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time;

                  (c) maintain and keep its assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

                  (d) perform in all material respects its obligations under all Company "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K) to which it is a party or by which it is bound.

         SECTION 5.02. Negative Covenants of the Company. Except as set forth in the Company Disclosure Schedule, as required by applicable Law, as expressly contemplated by this Agreement or as otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

                  (a) (i) increase the compensation, deferred compensation, or termination pay payable to or to become payable, to any director, executive officer, employee, agent or consultant of the Company or any of its subsidiaries except for increases in the ordinary course of business, including without limitation, increases resulting from the operation of compensation arrangements in effect prior to the date hereof; (ii) grant any severance (other than pursuant to the normal severance policy as in effect on the date of this Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any director, officer, employee, agent or consultant of the Company or any of its subsidiaries; (iii) establish, adopt, enter into or amend in any material respect any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan or arrangement; or (iv) amend or otherwise modify in any respect that would be materially adverse to the Company or any of its subsidiaries, or take any such other materially adverse actions with respect to, any of the Company Material Contracts, any Company Employee Plan or any other material employee benefit plans, programs, agreements, policies or other arrangements described in this Agreement;

                  (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for (i) dividends by a wholly owned subsidiary of the Company to the Company, or another wholly owned subsidiary of the Company, (ii) dividends by a non-wholly owned subsidiary of the Company to the Company, another subsidiary of the Company or any other equity holder of such subsidiary so long as such dividends are declared and paid on a pro rata basis in the ordinary course of business consistent with past practices, and (iii) quarterly dividends of the Company in amounts consistent with past practices; provided, however, that the record dates of such dividends shall be as disclosed in the Company Disclosure Schedule;

                  (c) (i) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights (including any stock appreciation rights, phantom stock or similar rights) to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations;
(ii) adopt a plan with respect to or effect any liquidation, dissolution, restructuring, reorganization or recapitalization of the Company; or (iii) split, combine or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock;

                  (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Liens or limitations on voting rights) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options (including any stock appreciation rights, phantom stock or similar rights) to acquire any such shares, other than issuances, deliveries, awards, grants or sales of its capital stock pursuant to obligations outstanding as of the date of this Agreement; or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which would be to make such terms materially less favorable to the Company or any of its subsidiaries;

                  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (collectively, "Acquisitions") except for any such Acquisitions (A) in which the fair market value of the total consideration paid by the Company and its subsidiaries does not exceed in the aggregate $10,000,000 and (B) that do not present a material risk of making it more difficult to obtain any consents or approvals (including pursuant to the HSR Act) required to consummate the transactions contemplated by this Agreement;

                  (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries (including securities), except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

                  (g) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to an Acquisition Proposal (as defined in Section 5.04(a)), or under any similar confidentiality or other agreement, or fail to fully enforce any such agreement;

                  (h) adopt or propose to adopt any amendments to its bylaws which would have an adverse impact on the consummation of the Merger and the other transactions contemplated by this Agreement or adopt or propose to adopt any amendments to its charter;

                  (i) incur any obligation for borrowed money or purchase money indebtedness (including as a guarantor or surety), whether or not evidenced by a note, bond, debenture or similar instrument if such incurrence would interfere with or make more difficult the consummation of the Merger or the other transactions contemplated hereby or increase the cost to Parent of consummating the Merger and such other transactions or make or incur any capital expenditure except in the ordinary course of business consistent with past practice;

                  (j) make any loan, advance or capital contribution to, or investment in, any person (other than by the Company to any of its wholly-owned subsidiaries or by any wholly-owned subsidiary of the Company to another wholly-owned subsidiary of the Company or to the Company);

                  (k) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) that provides for an exclusive arrangement with that third party for a term of more than one year;

                  (l) enter into any arrangement, agreement or contract (i) that could, after the Effective Time, restrict Parent or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area except as otherwise may be agreed to by Parent in connection with the contemplated dispositions set forth in the Company Disclosure Schedule; or (ii) that would be a Company Material Contract had such contract been in existence on the date hereof;

                  (m) enter into, amend or extend any exclusive arrangement, agreement or contract for milk supply unless such arrangement, agreement or contract expires or may be terminated on or before December 31, 2001 without penalty;

                  (n) dispose of any part of its investment in White Wave, Inc., amend in any material respect the agreements with respect to such investment or waive any material rights relating thereto; or

                  (o) agree in writing to do any of the foregoing.

         SECTION 5.03. Affirmative and Negative Covenants of Parent and Merger Sub.

                  (a) Except as set forth in the Parent Disclosure Schedule, as required by applicable Law, as expressly contemplated by this Agreement or as otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Parent hereby covenants and agrees that Parent will and will cause each of its subsidiaries to:

                  (i) operate its business in all material respects in the usual and ordinary course consistent with past practices;

                  (ii) use its commercially reasonable efforts to preserve substantially intact its business organization and material lines of business, maintain its material rights, retain the services of its respective officers and key employees and maintain its relationships with its customers and suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time; and

                  (iii) perform in all material respects its obligations under all Parent "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K) to which it is a party or by which it is bound.

                  (b) Except as set forth in the Parent Disclosure Schedule, as required by applicable Law, or as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following:

                  (i) knowingly take any action that would result in a failure to maintain the listing of the Parent Common Stock on the NYSE;

                  (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock except for (A) dividends by a wholly owned subsidiary of Parent to Parent, or another wholly owned subsidiary of Parent, or (B) dividends by a non-wholly subsidiary of Parent to Parent, another subsidiary of Parent or any other equity holder of such subsidiary so long as such dividends are declared and paid on a pro rata basis in the ordinary course of business consistent with past practice;

                  (iii) adopt or propose to adopt any amendments to its charter or bylaws which would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

                  (iv) repurchase any shares of Parent Common Stock during the 10 trading day period ending two business days prior to the Closing Date;

                  (v) consummate or agree to consummate an Acquisition except for any such Acquisitions that do not present a material risk of making it more difficult to obtain any consents or approvals (including pursuant to the HSR Act) required to consummate the transactions contemplated by this Agreement; or

                  (vi) agree in writing to do any of the foregoing.

                  (c) Except as set forth in the Parent Disclosure Schedule, as required by applicable Law, or as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Merger Sub will not engage in any business or other activities of any nature other than in connection with the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.04. Non-Solicitation.

                  (a) Without limitation on the Company's other obligations under this Agreement, the Company agrees that neither it nor any of its subsidiaries nor any of its officers and directors or the officers and directors of any of its subsidiaries will, and that it will not permit its or its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, except as permitted by Section 5.04(c) (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction involving it or any of its Significant Subsidiaries (as defined in Section 9.03), or any purchase or sale of 10% or more of the consolidated assets (including without limitation stock of its subsidiaries) of the Company and its subsidiaries taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company or any of its subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any information or data to any person relating to an Acquisition Proposal, or engage in or continue any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, confidentiality agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

                  (b) The Board of Directors of the Company shall not effect a Change in the Company Recommendation (as defined in Section 6.01(a)) unless:

                  (1) the Company Stockholders Meeting shall not have occurred and there shall have been no breach of Section 5.04(a), and

                  (2) after consultation with outside counsel, the Board of Directors of the Company determines in good faith that it is required to take such action in order to discharge properly its fiduciary duties under applicable law.

                  (c) Notwithstanding Section 5.04(a) but subject to Section 5.04(e), the Company may engage in any discussions and negotiations with, and provide information and data to, any person and such person's representatives and financing sources in response to an unsolicited bona fide written Acquisition Proposal by any such person, so long as:

                  (1) the Company Stockholders Meeting shall not have occurred and there shall have been no breach of Section 5.04(a),

                  (2) the Board of Directors of the Company concludes in good faith that such Acquisition Proposal is reasonably likely (including after further discussions and negotiations) to result in a Superior Proposal (as defined below) or, after consultation with outside counsel, the Board of Directors of the Company determines in good faith that it is required to take such action in order to discharge properly its fiduciary duties under applicable law,

                  (3) prior to providing any such information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of the Company receives from such person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by outside counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement dated February 9, 2001 between Parent and the Company (the "Confidentiality Agreement"), then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and

                  (4) prior to providing any such information or data or entering into such discussions or negotiations, the Company notifies Parent promptly of the name of the person making such Acquisition Proposal and the material terms and conditions thereof.

                  (d) For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that either is not subject to a financing contingency, or if it is subject to a financing contingency, is accompanied by executed financing commitments from bona fide lenders in customary form and in a sufficient amount, and is on terms that the Board of Directors of the Company in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) will, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement and
(ii) is likely to be completed.

                  (e) The Company agrees that it will, and will cause its officers, directors, financial advisors, and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.04.

                  (f) Prior to the time that this Agreement is terminated in accordance with its terms, the Company will not sign any agreement, letter of intent or other similar instrument accepting an Acquisition Proposal by any person other than Parent. Nothing in this Section 5.04 shall permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof) or affect any other obligation of the Company under this Agreement. The Company will not submit to the vote of its stockholders any Acquisition Proposal other than the Merger. Notwithstanding anything in this Agreement to the contrary, the Company or its Board of Directors will be permitted to, to the extent applicable, comply with Item 1012 of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal.

         SECTION 5.05. Access and Information.

                  (a) The Company will, and will cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times throughout the period prior to the Effective Time, upon reasonable prior notice, to the officers, employees, agents, assets, offices and other facilities of the Company and its subsidiaries and to the books and records thereof, (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time throughout the period prior to the Effective Time, by Parent, and (iii) afford to any potential viable purchasers of any assets (including lines of business) of Parent, the Company or any of their respective subsidiaries as contemplated under Section 5.06(d) and to their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives reasonable access at reasonable times throughout the period prior to the Effective Time, upon reasonable prior notice, to the officers, employees, agents, assets, offices and other facilities of the Company and its subsidiaries and the books and records in each case relating to such assets.

                  (b) Parent will, and will cause its subsidiaries to (i) afford to the Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") reasonable access at reasonable times throughout the period prior to the Effective Time, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Parent and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time throughout the period prior to the Effective Time, by the Company.

                  (c) Notwithstanding the foregoing provisions of this Section 5.05, neither party will be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law or would waive any rights to privileged communications. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are herein contained, and each such representation and warranty will survive such investigation.

                  (d) The information received pursuant to subsections (a) and
(b) above will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.

         SECTION 5.06. Appropriate Action; Consents; Filings.

                  (a) Subject to the terms and conditions in this Agreement, the Company and Parent will: (i) promptly after the date of this Agreement make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;
(ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings and notifications are required to be made prior to the Effective Time under applicable Law with, and which consents, licenses, approvals, permits, waivers, orders or authorizations are required to be obtained prior to the Effective Time under applicable Law from, Governmental Entities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; (B) timely making all such filings and notifications and timely seeking all such consents, licenses, approvals, permits, waivers, orders or authorizations; and (C) as promptly as practicable, responding to any request for information from such Governmental Entities; (iii) subject to any restrictions under antitrust Laws, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity; (iv) not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat, in each case to the extent practicable; (v) subject to any restrictions under antitrust Laws, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine); and (vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registration, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including without limitation any filings necessary or appropriate under the provisions of the HSR Act.

                  (b) Without limiting Section 5.06(a) and subject in all respects to Sections 5.06(c) and 5.06(d), Parent and the Company will: (i) each use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed, overturned or terminated, any order, judgment, injunction or decree (whether temporary, preliminary or permanent) or any other judicial, administrative or legislative action or proceeding ("Order") that would restrain, prevent or delay the closing of the transactions contemplated by this Agreement, on or before December 31, 2001, including, without limitation, defending through litigation on the merits any claim asserted in any court by any party; and (ii) each use its reasonable best efforts to take any steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than December 31, 2001).

                  (c) Without limiting Section 5.06(a) and subject in all respects to Section 5.06(d), Parent, on behalf of Parent and the Company, shall agree to divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Parent and/or the Company or any of its subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of its respective subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither the Company nor any of its subsidiaries shall, without Parent's prior written consent, divest any assets, commit to any divestiture of assets or businesses of the Company and its subsidiaries or take any other action or commit to take any action that would limit the Company's, Parent's or any of their respective subsidiaries' freedom of action with respect to, or their ability to retain, any of their businesses, product lines or assets.

                  (d) Notwithstanding the foregoing paragraphs of this Section 5.06, nothing in this Agreement shall require Parent to agree to the sale, transfer, divestiture or other disposition of any assets (including any lines of business) of Parent, the Company or any of their respective subsidiaries or any of the other actions contemplated in Section 5.06(c) if Parent concludes that the taking of such action or the making of any commitments or the consequences thereof would be reasonably likely to have a Combined Company Material Adverse Effect (as defined below). Without limiting the foregoing, Parent hereby agrees that it will agree to divest the processing plants set forth on Exhibit 5.06(d) to this Agreement, and such other assets as are reasonably necessary to operate such plants, in connection with its seeking, and will so divest such plants if necessary in order to obtain, any necessary consent, license, approval, permit, waiver, order or authorization under applicable antitrust laws with respect to the transactions contemplated hereby and that such divestitures, individually or in the aggregate, shall not constitute a Combined Company Material Adverse Effect. For purposes of this Agreement "Combined Company Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, or results of operations of the Parent and its subsidiaries (including the Company and its subsidiaries) after the Effective Time, taken as a whole.

                  (e) Each of Parent and the Company shall give (or shall cause their respective subsidiaries to give, as applicable) any notices to third parties, and use (and cause their respective subsidiaries to use, as applicable) all reasonable best efforts to obtain any other third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Company Material Contracts, Company Permits or other agreements in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring. In the event that any party fails to obtain any third party consent described above and the parties agree to consummate the Merger without such consent, such party will use its commercially reasonable efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective subsidiaries and their respective businesses resulting or which could reasonably be expected to result after the Effective Time from the failure to obtain such consent.

                  (f) Each of Parent and the Company shall promptly notify the other of (i) any material change in the current or future business, financial condition or results of operations of it or any of its material subsidiaries,
(ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to the business of it or any of its subsidiaries or the transactions contemplated hereby, which, if adversely determined, would be reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (iii) the institution or the threat of material litigation involving it or any of its subsidiaries or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time.

         SECTION 5.07. Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and will not issue any such press release or make any such public statement prior to such consultation, except as otherwise required by applicable Law or the rules of the NYSE. The press release announcing the execution and delivery of this Agreement will be a joint press release of Parent and the Company.

         SECTION 5.08. NYSE Listing. Parent will use all commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time.

         SECTION 5.09. Employee Benefit Plans.

                  (a) For at least the first twelve months after the Closing Date, Parent will cause the current and former employees of the Company and its subsidiaries who are, on the Closing Date, entitled to receive compensation or any benefits from the Company or any of its subsidiaries to be provided with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company) which, in the aggregate, are substantially comparable to those currently provided to such employees by the Company and its subsidiaries, to the extent permitted under laws and regulations in force from time to time; provided that employees covered by collective bargaining agreements need not be provided with such benefits other than pursuant to such collective bargaining agreements. The provisions of this Section 5.09(a) will not create in any current or former employee of the Company or any of its subsidiaries any rights to employment or continued employment with Parent, the Company or any of their respective subsidiaries, or any right to specific terms or conditions of employment.

                  (b) Notwithstanding anything in this Agreement to the contrary and subject to the provisions of Section 5.09(a), from and after the Closing Date, Parent will have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Company and its subsidiaries. Subject to the provisions of Section 5.09(a), nothing herein will prevent Parent, the Company or any of their respective subsidiaries from amending or terminating any Employee Plan maintained by the Company or its subsidiaries or other employee benefit or fringe benefit plan of Parent in accordance with its terms.

                  (c) The Parent will grant all employees of the Company and its subsidiaries on and after the Closing Date credit for all service with the Company and its subsidiaries and any of their respective predecessors prior to the Closing Date for purposes of eligibility and vesting under any employee benefit plan of the Parent in which the employees may become participants.

                  (d) As of the Closing Date, Parent will assume, honor and perform, or will cause the Company and its subsidiaries to assume, honor and perform, the benefits accrued as of the Closing Date under all deferred compensation, incentive compensation or vacation and other paid time off plans, policies or arrangements maintained or contributed to by the Company and its subsidiaries and any employment, consulting, retention, severance or similar agreement to which the Company is a party with any employees of the Company or any of its subsidiaries, in accordance with the terms thereof in effect immediately prior to the Closing Date. Subject to the requirements of Section 5.09(a) and except as otherwise provided in the Company Disclosure Schedule, Parent may revise and modify such plans, policies or arrangements for benefits accruing after the Closing Date.

                  (e) The Parent will provide or cause to be provided, effective commencing immediately after the Closing Date, coverage to all employees of the Company and its subsidiaries as of the Closing Date, and their spouses and dependents, under a group health plan which does not contain any exclusion or limitation with respect to any pre-existing conditions and provides full credit for all deductibles, co-insurance and out-of-pocket maximums incurred under any group health plan covering such employees or qualified dependents prior to the Closing Date and within the same plan year of such employee benefit plan, and Parent shall be solely responsible for compliance with the requirements of
Section 4980B of the Code and part 6 of the subtitle B of Title I of ERISA ("COBRA"), including, without limitation, the provision of continuation coverage, with respect to all employees of the Company and its subsidiaries and their spouses and dependents, for whom a qualifying event occurs before or after the Closing

Date. The terms "group health plan," "continuation coverage," "qualifying event," and "qualified beneficiary" are used herein with the meanings ascribed to them in COBRA.

         SECTION 5.10. Name of Parent. Parent will, as of the Effective Time, change its name to Dean Foods Company.

         SECTION 5.11. Board of Directors of Parent. Parent will, as of the Effective Time, increase the size of its Board of Directors by five seats and cause the election of the individuals agreed upon by Parent and the Company to its Board of Directors to fill the vacancies created by such increase in size, one of which individuals will be elected for a term expiring at the first annual meeting after the Closing Date, two of which individuals will be elected for a term expiring at the second annual meeting after the Closing Date, and two of which individuals will be elected for a term expiring at the third annual meeting after the Closing Date. The Board of Directors of Parent shall elect Howard Dean as Chairman of the Board of Parent and a member of Parent's Management Committee until the earlier of his resignation from the Board of Directors or he reaches age 65.

         SECTION 5.12. Tax Treatment. Each party hereto will use all reasonable efforts to cause the Merger to qualify, and will not take, and will use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Each party hereto will file all Tax Returns in a manner consistent with treating the Merger as a reorganization under such provisions of the Code.

         SECTION 5.13. Reasonable Best Efforts.

                  (a) Subject to the terms and conditions herein provided and to applicable Laws, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in
Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

                  (b) Without limiting the generality of the provisions in
Section 5.13(a) above, Parent shall use reasonable best efforts to close the financing contemplated by the commitment letters delivered to the Company pursuant to Section 4.24 and to use the funds from such financing to consummate the Merger, including the execution of the loan documents contemplated by such financing commitments on or before July 31, 2001.

                  (c) If at any time after the Effective Time any reasonable further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary reasonable action.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Meetings of Stockholders.

                  (a) The Company will duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable (the "Company Stockholders Meeting") for the purpose of obtaining the Requisite Company Stockholder Vote and will its use commercially reasonable efforts to solicit the adoption of the Agreement by the Requisite Company Stockholder Vote; and the Board of Directors of the Company will recommend adoption of this Agreement by the stockholders of the Company (the "Company Recommendation"), and will not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation"); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 5.04 hereof. Notwithstanding any Change in the Company Recommendation, this Agreement will be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein will be deemed to relieve the Company of such obligation.

                  (b) Parent will duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable (the "Parent Stockholders Meeting") for the purpose of obtaining the Requisite Parent Stockholder Approval with respect to the transactions contemplated by this Agreement and will use its commercially reasonable efforts to solicit the adoption of this Agreement by the Requisite Parent Stockholder Vote, and the Board of Directors of Parent will recommend approval of the issuance of Parent Common Stock pursuant to this Agreement by the stockholders of Parent (the "Parent Recommendation"), and will not, unless the Company makes a Change in the Company Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Company's stockholders such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the Parent Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Parent Recommendation").

         SECTION 6.02. Preparation of Proxy Statement. As promptly as reasonably practicable following the date hereof, the Company and Parent will cooperate in preparing and each will cause to be filed with the SEC mutually acceptable proxy materials that constitute the joint proxy statement/prospectus relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting and the matters to be submitted to the stockholders of Parent at the Parent Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent will prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent's prospectus. Each of Parent and the Company will use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby and thereby. Parent and the Company will, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties will cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval will not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations. Parent will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent stockholders, and the Company will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Parent will furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company, which information should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

         SECTION 6.03. Indemnification.

                  (a) All rights to indemnification existing in favor of directors, officers or employees of the Company as provided in the certificate of incorporation or bylaws of the Company, as in effect on the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect thereafter.

                  (b) Parent will cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters or events occurring prior to the Effective Time to the extent available; provided, however, that in no event shall Parent be required to expend more than an amount per year in excess of 200% of the per annum premiums for such insurance paid by the Company as of the date hereof to maintain or procure insurance coverage pursuant hereto; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (c) Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.03 is not prior to or in substitution for any such claims under such policies.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable Laws:

                  (a) The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC. Parent shall have received all Blue Sky and other authorizations necessary to consummate the transactions contemplated by this Agreement.

                  (b) The transactions contemplated by the Agreement shall have been approved by the Requisite Company Stockholder Vote and by the Requisite Parent Stockholder Vote.

                  (c) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (d) The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

                  (e) The shares of Parent Common Stock that are to be issued in connection with the Merger and the shares of Parent Common Stock that will be subject to Company Converted Stock Awards shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         SECTION 7.02. Additional Conditions to Obligations of the Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part:

                  (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of such earlier date); except where the failure of such representation and warranty (other than the representation and warranty contained in Section 3.03) to be so true and correct would not result in a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate of a senior executive officer and a senior financial officer of the Company dated the Closing Date, to such effect.

                  (b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent and Merger Sub shall have received a certificate of a senior executive officer and a senior financial officer of the Company dated the Closing Date, to such effect.

                  (c) There shall have been no change, occurrence or circumstance in the current business, operations, assets, financial condition or results of operations of the Company or any of its subsidiaries having or that would have a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate of a senior executive officer and a senior financial officer of the Company dated the Closing Date, to such effect.

                  (d) Hughes & Luce, L.L.P. shall have delivered to Parent its written opinion dated the Closing Date substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code, and (ii) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of section 368(b) of the Code. In rendering such opinion, counsel to Parent will be entitled to rely upon the information, representations and assumptions provided by Parent and the Company in substantially the form of Exhibit 7.02(d)(1) and 7.02(d)(2), respectively.

         SECTION 7.03. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

                  (a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of such earlier date); except where the failure of such representation and warranty (other than the representation and warranty contained in Section 4.03) to be so true and correct would not result in a Parent Material Adverse Effect. The Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent, dated the Closing Date, to such effect.

                  (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent, dated the Closing Date, to that effect.

                  (c) There shall have been no change, occurrence or circumstance in the current business, operations, assets, financial condition, or results of operations of Parent or any of its subsidiaries having or that would have a Parent Material Adverse Effect. The Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent, dated the Closing Date, to such effect.

                  (d) Kirkland & Ellis shall have delivered to the Company its written opinion dated the Closing Date to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Code and (ii) Parent, Merger Sub and Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel to the Company will be entitled to rely upon the information, representations and assumptions provided by Parent and the Company in substantially the form of Exhibits 7.02(d)(1) and 7.02(d)(2), respectively.

                                  ARTICLE VIII

                                   TERMINATION

         SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company or Parent:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by Parent, upon the inaccuracy of any representation or warranty of the Company, or the breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case such that the condition set forth in Sections 7.02(a) or (b), as the case may be, would be incapable of being satisfied by December 31, 2001;

                  (c) by the Company, upon the inaccuracy of any representation or warranty of the Parent or the Merger Sub, or the breach of any covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent or Merger Sub shall have become untrue, in each case such that the condition set forth in Sections 7.03(a) or (b) of this Agreement, as the case may be, would be incapable of being satisfied by December 31, 2001;

                  (d) by either Parent or the Company if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, but not if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 5.06 of this Agreement;

                  (e) by either Parent or the Company if the Merger shall not have been consummated before December 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.01(e) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur as of such date;

                  (f) by Parent or the Company (provided that the terminating party is not in material breach of any of its representations, warranties or covenants under this Agreement), if the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval, respectively, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

                  (g) by Parent, if the Company shall have (i) failed to make the Company Recommendation or effected a Change in the Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 6.01(a) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.02, or (iii) entered into or proposed to enter into a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement with respect to an Acquisition Proposal;

                  (h) by the Company, if Parent shall have (i) failed to make the Parent Recommendation or effected a Change in the Parent Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Parent Stockholders Meeting in accordance with Section 6.01(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.02; or

                  (i) by the Company if the Board of Directors of the Company has determined to accept a Superior Proposal.

         SECTION 8.02. Effect of Termination.

                  (a) Subject to Section 8.02(b), in the event of any permitted termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to Section 3.17, Section 4.16, Section 5.05(d), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

                  (b) In the event that:

                           (i) Parent shall terminate this Agreement pursuant to
Section 8.01(g),

                           (ii) the Company shall terminate this Agreement
pursuant to Section 8.01(i), or

                           (iii) (A) Parent or the Company shall have terminated
this Agreement for any reason other than pursuant to Section 8.01(c), Section 8.01(d) or Section 8.01(h), (B) the Company shall have received an Acquisition Proposal prior to such termination, and (C) within 180 days of such termination, the Company shall have executed or entered into a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement or proposed publicly or agreed to do any of the foregoing with the person making such Acquisition Proposal, and (D) such letter, agreement or proposal contemplates a merger, reorganization, share exchange, consolidation, business combination, reorganization, liquidation, dissolution or similar transaction involving the disposition of 50% or more of the consolidated assets (including without limitation stock of its subsidiaries) of the Company and its subsidiaries taken as a whole, then the Company shall promptly, but in no event later than the date of such termination (or, if later, with respect to a termination under Section 8.02(b)(iii) above, the date the Company or any of its subsidiaries enters into any such letter, agreement or proposal or consummates any such transaction), pay Parent $45 million (the "Termination Fee") by wire transfer of immediately available funds. If this Agreement is terminated as contemplated in this Section 8.02(b), such termination will not be effective until payment of the fee required by this Section 8.02(b).

                  (c) The parties acknowledge that the agreements contained in this Section 8.02 and in Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02 or the Company or Parent fails promptly to pay any amount due pursuant to Section 8.03, and, in order to obtain such payment, the party that has not been so paid commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.02 or the Expenses set forth in Section 8.03, the non-paying party will pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this Section 8.02 will not preclude any other remedy or amount payable hereunder and will not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

         SECTION 8.03. Fees and Expenses. Without limiting Section 8.02, whether or not the Merger is consummated, all Expenses (as defined below) will be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation will pay, or cause to be paid, any and all transfer taxes imposed in connection with the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and (c) expenses relating to independent third party analyses of cost savings and operational synergies, which will be shared equally by Parent and the Company; provided, that if Parent terminates this Agreement pursuant to
Section 8.01(f) (provided that the basis for such termination is the failure of the Company's stockholders to adopt this Agreement), the Company will reimburse Parent, Merger Sub and their affiliates (not later than one business day after submission of statements together with reasonable documentation therefor) for one-half of their Expenses, but in no event more than $10 million, and if this Agreement is terminated as permitted herein and the Termination Fee is payable under Section 8.02(b) all of their Expenses, but in no event more than $15 million; provided, further, that if the Company terminates this Agreement pursuant to Section 8.01(f) (provided that the basis for such termination is the failure of Parent's stockholders to adopt this Agreement), Parent will reimburse the Company and its affiliates (not later than one business day after submission of statements together with reasonable documentation therefor) for one-half of their Expenses, but in no event more than $10 million. As used in this Agreement, "Expenses" means all out-of-pocket expenses (including, without limitation, financing commitment fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement will terminate at the Effective Time. All covenants and agreements set forth in this Agreement will survive in accordance with their terms.

         SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

                  (a)      If to any of the Parent and Merger Sub, to:

                           Suiza Foods Corporation
                           2515 McKinney Avenue
                           Suite 1200
                           Dallas, Texas  75201
                           Attention:  General Counsel
                           Facsimile: (214) 303-3499

                  with a copy to:

                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas 75201
                           Attention:  William A. McCormack
                           Facsimile: (214) 939-5849

                  (b)      If to the Company, to:

                           Dean Foods Company
                           3600 North River Road
                           Franklin Park, Illinois  60131
                           Attention:  General Counsel
                           Facsimile:  (847) 233-5501
                  with a copy to:

                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois 60601
                           Attention: Carter W. Emerson, P.C.
                                      H. Kurt von Moltke
                           Facsimile: (312) 861-2200



         SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

                  (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Company Common Stock or Parent Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Company Common Stock or Parent Common Stock, as the case may be, which such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                  (c) "business day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed.

                  (d) "Closing Price" shall mean the average closing price of Parent Common Stock on the NYSE for the 10 trading day period ending two business days prior to the Closing Date.

                  (e) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  (f) "knowledge" or "known" means with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has knowledge of such matter after reasonably inquiry.

                  (g) "Liens" means all security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature whatsoever.

                  (h) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act).

                  (i) "Significant Subsidiary" means any subsidiary of the Company that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission.

                  (j) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  (k) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

         SECTION 9.04. Headings and Table of Contents. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

         SECTION 9.07. Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the third parties referenced in
Section 6.03 shall be third-party beneficiaries of Parent's agreement contained in such Section.

         SECTION 9.08. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include other persons.

         SECTION 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 9.10. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors, as applicable, at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholder Vote or the Parent Stockholder Vote, as applicable, no amendment, which under applicable Law or relevant stock exchange rules may not be made without the approval of such stockholders, may be made without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 9.11. Waiver; Remedies Cumulative. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this
Section 9.11, the Parent and Merger Sub as a group shall be deemed to be one party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules on conflicts of law.

         SECTION 9.13. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             SUIZA FOODS CORPORATION


                             By:/s/ Gregg L. Engles
                                ----------------------------------------------
                                  Name: Gregg L. Engles
                                  Title: Chief Executive Officer


                             BLACKHAWK ACQUISITION CORP.


                             By:/s/ Gregg L. Engles
                                ----------------------------------------------
                                  Name: Gregg L. Engles
                                  Title: Chief Executive Officer


                             DEAN FOODS COMPANY


                             By: /s/ Howard Dean
                                 ---------------------------------------------
                                  Name: Howard Dean
                                  Title: Chief Executive Officer